Exhibit 99.1

Civitas Solutions Reports Fiscal 2017 Fourth Quarter and Full Year Financial Results

BOSTON, MA, December 12, 2017 - Civitas Solutions, Inc. (NYSE: CIVI) today reported financial results for the fiscal fourth quarter and full year ended September 30, 2017.

Fourth Quarter and Full Year Fiscal 2017 At A Glance

•	Fourth quarter net revenue increased 5.0% to $380.4 million

•	Fourth quarter net loss was $10.7 million, compared to net income of $2.7 million in the fourth quarter of fiscal 2016

•	Fourth quarter Adjusted EBITDA decreased 0.5% to $42.4 million

•	Fiscal 2017 net revenue increased 4.8% to $1,474.5 million; excluding at-risk youth ("ARY") divested operations, net revenue increased by 5.3%

•	Fiscal 2017 net income was $6.3 million, compared to $9.2 million in fiscal 2016

•	Fiscal 2017 Adjusted EBITDA remained consistent at $160.8 million

•	Three acquisitions were completed during the fourth quarter, bringing the fiscal 2017 total to eleven acquisitions with total annual revenues of $79 million

“While we made considerable progress in fiscal year 2017 executing our long-term growth strategy, we are disappointed with fourth quarter results which were depressed by unexpected items, particularly increased accounts receivable reserves for one operating unit,” stated Bruce Nardella, president and chief executive officer.  “During fiscal 2017 we acquired 11 companies with total annual revenues of approximately $79 million, continued to invest in new start opportunities to drive organic growth, achieved strong growth in revenue from our SRS operations and expanded our ADH platform to a third state. We also successfully implemented efficiency measures across the Company to reduce administrative costs and partially mitigate pressure from labor and healthcare costs, and continued to generate strong cash flow from operations."

“We closed fiscal 2017 with our largest acquisition since 2003 and began the new fiscal year strong with the completion of an even larger transaction,” said Nardella.  “Our unprecedented deployment of capital for acquisitions in recent months provides significant embedded growth for FY18, which, combined with our focus on achieving continued G&A leverage, will serve us well during a period in which we expect labor pressures to compress our organic growth.  The fundamentals of our business remain strong, and we are pleased that our fiscal 2018 guidance reflects very solid top and bottom-line growth while maintaining our 2017 margin.”

Fourth Quarter Fiscal 2017 Financial Results

Net revenue for the fourth quarter was $380.4 million, an increase of $18.2 million, or 5.0%, over net revenue for the same period of the prior year. Net revenue increased $7.0 million from organic growth and $11.2 million from acquisitions that closed during and after the quarter ended September 30, 2016. The increase in net revenue for the fourth quarter was negatively impacted by an increase in net sales adjustments of $3.4 million compared to the fourth quarter of the prior year. The largest driver of this increase was higher receivable reserves in our CareMeridian business unit that resulted from changes in our collectability assumptions for certain aged accounts receivable.

Net revenue consisted of:

•	Intellectual and Developmental Disabilities ("I/DD") services net revenue of $247.8 million, an increase of 2.6% compared to the fourth quarter of fiscal 2016.

•	Post-Acute Specialty Rehabilitation Services ("SRS") services net revenue of $80.2 million, an increase of 6.2% compared to the fourth quarter of fiscal 2016.

•	At-risk youth ("ARY") services net revenue of $35.0 million, an increase of 2.9% compared to the fourth quarter of fiscal 2016.

•	Adult Day Health ("ADH") services net revenue of $17.4 million, an increase of 56.8% compared to the fourth quarter of fiscal 2016.

Loss from operations for the fourth quarter was $11.1 million, or 2.9% of net revenue, compared to income from operations of $11.3 million, or 3.1% of net revenue, for the fourth quarter of the prior year. The decrease in our operating margin was primarily due to $31.0 million of goodwill and intangible asset impairment charges related to our ADH business unit compared to a $10.3 million goodwill impairment charge for the same business unit in the fourth quarter of the prior year. The goodwill impairment charge of $28.0 million was attributable to a reduction in the profit projections of the core ADH business and a decrease in the forecasted contributions from future new start programs compared to the prior year projections. The intangible asset impairment of $3.0 million was the result of our decision to phase in a national brand name for our ADH business unit. In addition to these charges, our operating margin for the fourth quarter was negatively affected by an increase in direct wages due to higher amounts of overtime as we continued to experience labor pressures, especially within our I/DD business, and an increase in occupancy costs due to the effect of higher levels of open occupancy in certain programs and increases in rent, utilities and maintenance expense. The reduction in our operating margin was partially offset by a decrease in general and administrative expenses as a percentage of revenue due to lower indirect labor expenses as well as a decrease in administrative costs resulting from our continued focus on optimizing our cost structure.

Net loss for the fourth quarter was $10.7 million compared to net income of $2.7 million for the same period of the prior year. Net income was negatively affected by the decrease in our income from operations described above.

Basic and diluted net loss per common share from continuing operations was $0.29 for the fiscal fourth quarter ended September 30, 2017, compared to basic and diluted net income per common share from continuing operations of $0.07 for the same period of the prior year.

Adjusted EBITDA for the fourth quarter was $42.4 million, or 11.2% of net revenue, compared to Adjusted EBITDA of $42.6 million, or 11.8% of net revenue, for the fourth quarter ended September 30, 2016. The decrease in our Adjusted EBITDA margin was primarily attributable to the increase in net sales adjustments, direct wage expense and occupancy costs described above. The decrease was offset by lower indirect labor expenses as well as a decrease in administrative costs resulting from our continued focus on optimizing our cost structure.

Full Year Fiscal 2017 Financial Results

Net revenue for the year ended September 30, 2017 was $1,474.5 million, an increase of $66.9 million, or 4.8%, over net revenue for the prior year. The growth in net revenue was negatively impacted by the divestiture of our ARY operations in six states during fiscal 2015 and the first half of fiscal 2016, which resulted in a decrease in net revenue of $7.1 million as compared to fiscal 2016. Excluding these operations, net revenue increased by $74.0 million, or 5.3%, of which $39.3 million was from acquisitions that closed during and after the year ended September 30, 2016, and $34.7 million was from organic growth. The increase in net revenue for the year was also negatively impacted by an increase in net sales adjustments of $7.2 million compared to the prior year.

Net revenue consisted of:

•	I/DD services net revenue of $967.0 million, an increase of 3.3% compared to the year ended September 30, 2016.

•	SRS services net revenue of $309.5 million, an increase of 7.1% compared to the year ended September 30, 2016.

•
ARY services net revenue of $141.7 million, a decrease of 3.8% compared to the year ended September 30, 2016. Excluding the ARY divestitures, ARY services net revenue would have increased 1.1% compared to the year ended September 30, 2016.

•	ADH services net revenue of $56.2 million, an increase of 59.3% compared to the year ended September 30, 2016.

Income from operations for the year ended September 30, 2017 was $40.9 million, or 2.8% of net revenue, compared to $57.7 million, or 4.1% of net revenue, for fiscal 2016. The decrease in our operating margin during the year ended September 30, 2017 was primarily due to the $31.0 million goodwill and intangible asset impairment charges described above compared to a $10.3 million goodwill impairment charge for the same business unit in the prior year. In addition to these charges, our operating margin was negatively affected by an increase in direct wages due to higher overtime pay, especially within our I/DD segment, an increase in health insurance expense due to higher enrollment, and an increase in occupancy costs compared to the prior year. The decrease in operating margin was partially offset by an $8.6 million decrease in stock-based compensation expense due to awards under our former equity plan that vested in the prior year, lower general and administrative costs as a percentage of revenue resulting from our continued focus on optimizing our cost structure, and the effect of approximately $2.0 million of exit costs associated with the ARY divested operations recorded in the prior year.

Net income for the year ended September 30, 2017 was $6.3 million compared to $9.2 million in the prior year. Net income was negatively affected by the decrease in our income from operations described above.

Basic and diluted net income per common share from continuing operations was $0.17 for the year ended September 30, 2017, compared to $0.25 for the year ended September 30, 2016.

Adjusted EBITDA for the year ended September 30, 2017 was $160.8 million, or 10.9% of net revenue compared to Adjusted EBITDA of $160.8 million, or 11.4% of net revenue, for the year ended September 30, 2016. The decrease in our Adjusted EBITDA margin was primarily due to the increases in direct wages, health insurance expense and occupancy costs described above. In addition, the year-over-year results in Adjusted EBITDA were negatively impacted by a $2.9 million gain from favorable contract settlements realized during the prior year that did not recur. The decrease in our Adjusted EBITDA margin was partially offset by decreases in indirect labor expenses and other administrative costs compared to the prior year as a result of our continued focus on optimizing the Company's costs structure.

Fiscal 2018 Outlook and Guidance

For fiscal year 2018, we expect net revenue to be between $1.57 billion and $1.62 billion and Adjusted EBITDA to be between $172 million and $177 million.

A reconciliation of the low-end and high-end of the Adjusted EBITDA guidance to net income is as follows:

	Fiscal Year Ending September 30, 2018
(In millions)	Low-end	High-end
Net income	$28	$31
Provision for income taxes	18	20
Interest expense, net	36	36
Depreciation and amortization	80	80
Stock-based compensation	10	10
Adjusted EBITDA	$172	$177
Modeling guidelines for the current fiscal year are as follows:

Average basic and diluted shares outstanding for the year: 38 million
Capital expenditures: 3.3% of net revenue
Annual tax rate: 40%

Net income as presented in the reconciliation of Adjusted EBITDA guidance to net income may be further impacted by potential future non-operating charges that would impact net income without affecting Adjusted EBITDA.

Conference Call
This afternoon, Tuesday, December 12, 2017, Civitas Solutions management will host a conference call at 5:00 pm (Eastern Time) to discuss the fiscal 2017 fourth quarter and full year operating results.

Conference Call Dial-in #:
Domestic U.S. Toll Free:        877-255-4315
International:            412-317-5467

Replay Details (available 1 hour after conclusion of the conference call through 12/19/17):
Domestic U.S. Toll Free:         877-344-7529
International:             412-317-0088
Canada Toll Free:            855-669-9658
Replay Access Code:         10114913

A live webcast of the conference call will be available via the investor relations section of the company’s website: www.civitas-solutions.com. Following the call, an archived replay of the webcast will be available on this website through March 12, 2018.

Non-GAAP Financial Information

This earnings release includes a discussion of Adjusted EBITDA, net revenue excluding ARY divested operations, and net debt, which are non-GAAP financial measures. Adjusted EBITDA is presented because it is an important measure used by management to assess financial performance, and management believes it provides a more transparent view of the Company’s underlying operating performance and operating trends. In addition, the Company believes this measurement is important because securities analysts, investors and lenders use this measurement to compare the Company’s performance to other companies in our industry. Net revenue excluding ARY divested operations is presented to enhance investors’ understanding of the financial performance and operating trends of the continuing operations. Net debt is presented because it is useful for lenders, securities analysts, and investors in determining the Company's net debt leverage ratio.

The non-GAAP financial measures are not determined in accordance with GAAP and should not be considered in isolation or as alternatives to net income, revenues or total debt or other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with GAAP. Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. While we and other companies in our industry frequently use Adjusted EBITDA as a measure of operating performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. All non-GAAP financial measures should be reviewed in conjunction with the Company’s financial statements filed with the SEC.

For a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure, please see “Reconciliation of non-GAAP Financial Measures” on pages 8 and 9 of this press release.

Forward-Looking Statements

This press release contains statements about future events and expectations that constitute forward-looking statements, including our guidance, outlook and statements about our expectations for future financial performance. Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to: reductions or changes in Medicaid or other funding; changes in budgetary priorities by federal, state and local governments; substantial claims, litigation and governmental proceedings; reductions in reimbursement rates or changes in policies or payment practices by the Company’s payors; increases in labor costs; matters involving employees that may expose the Company to potential liability; the Company’s substantial amount of debt; the Company’s ability to comply with billing and collection rules and regulations; changes in economic conditions; increases in insurance costs; increases in workers compensation-related liability; the Company’s ability to maintain relationships with government agencies and advocacy groups; negative publicity; the Company’s ability to maintain existing service contracts and licenses; the Company’s ability to implement its growth strategies successfully; the Company’s financial performance; and other factors described in “Risk Factors” in Civitas’ Form 10-K. Words such as “anticipates”, “believes”, “continues”, "positions", “estimates”, “expects”, “goal”, "aspiration", “objectives”, “intends”, “may”, “hope”, “opportunity”, “plans”, “potential”, “near-term”, “long-term”, “projections”, “assumptions”, “projects”, “guidance”, “forecasts”, “outlook”, “target”, “trends”, “should”, “could”, “would”, “will” and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Select Financial Highlights
($ in thousands, except share and per share data)
(unaudited)
	Three Months Ended		Year Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net revenue	$380,372	$362,194	$1,474,510	$1,407,587
Cost of revenue (exclusive of depreciation and amortization expense below)	298,536	280,796	1,160,528	1,092,181
Operating expenses:
General and administrative (a)	42,384	41,784	166,376	174,398
Goodwill and intangible asset impairment	31,002	10,251	31,002	10,251
Depreciation and amortization	19,567	18,109	75,713	73,061
Total operating expenses	92,953	70,144	273,091	257,710
Income (loss) from operations	(11,117)	11,254	40,891	57,696
Other income (expense):
Other income (expense), net	(52)	190	710	(908)
Interest expense	(8,289)	(8,511)	(33,406)	(34,041)
Income (loss) from continuing operations before income taxes	(19,458)	2,933	8,195	22,747
Provision (benefit) for income taxes	(8,770)	258	1,864	13,290
Income (loss) from continuing operations	(10,688)	2,675	6,331	9,457
Loss from discontinued operations, net of tax	—	(15)	—	(270)
Net income (loss)	$(10,688)	$2,660	$6,331	$9,187
Income (loss) per common share, basic and diluted
Income (loss) from continuing operations	$(0.29)	$0.07	$0.17	$0.25
Loss from discontinued operations	$—	—	—	—
Net income (loss)	$(0.29)	$0.07	$0.17	$0.25
Weighted average number of common shares outstanding, basic	37,374,695	37,145,034	37,302,941	37,112,794
Weighted average number of common shares outstanding, diluted	37,374,695	37,307,979	37,466,325	37,262,915
Additional financial data:
Program rent expense	$16,209	$14,403	$60,529	$54,907

(a)
General and administrative expenses associated with the goodwill and intangible asset impairment for the quarter and year ended September 30, 2016 have been reclassified to conform to current period presentation.

Selected Balance Sheet and Cash Flow Highlights
($ in thousands)
(unaudited)

	As of
	September 30, 2017	September 30, 2016
Cash and cash equivalents	$7,297	$50,683
Working capital (a)	$30,740	$59,341
Total assets (b)	$1,049,382	$1,068,145
Total debt (c)	$637,488	$644,591
Net debt (d)	$580,191	$543,908
Stockholders' equity	$162,917	$145,590

	Year Ended September 30,
	2017	2016
Cash flows provided by (used in):
Operating activities	$96,920	$107,122
Investing activities	$(125,654)	$(87,426)
Financing activities	$(14,652)	$(10,703)
Purchases of property and equipment	$(46,649)	$(43,356)
Acquisition of businesses, net of cash acquired	$(82,091)	$(45,196)

(a)
Calculated as current assets minus current liabilities. The previously reported amount for working capital in fiscal 2016 has been revised to reflect the retrospective application of the adoption of Accounting Standards Update ("ASU") 2015-17 Income Taxes: Balance Sheet (Topic 710) Classification of Deferred Taxes.

(b)
The previously reported amount for total assets in fiscal 2016 has been revised to reflect the retrospective application of the adoption of ASU 2015-03 Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs and ASU 2015-17, Income Taxes: Balance Sheet (Topic 710) Classification of Deferred Taxes and ASU 2015-17.

(c)
Total debt includes obligations under capital leases and excludes deferred financing costs and original issue discount on the term loan. On October 24, 2017, National Mentor Holdings, Inc. incurred $75.0 million of indebtedness under an incremental term loan facility.

(d)
Represents net debt as defined in our senior credit agreement (total debt, net of cash and cash equivalents and restricted cash). See Reconciliation of non-GAAP Financial Measures for a reconciliation of total debt to net debt.

Reconciliation of Non-GAAP Financial Measures
($ in thousands)
(unaudited)
	Three Months Ended September 30,		Year Ended September 30,

	2017	2016	2017	2016
Net income (loss)	$(10,688)	$2,660	$6,331	$9,187
Loss from discontinued operations, net of tax	—	15	—	270
Provision (benefit) for income taxes	(8,770)	258	1,864	13,290
Interest expense, net	8,286	8,511	33,397	33,811
Depreciation and amortization	19,567	18,109	75,713	73,061
Adjustments:
Stock-based compensation (a)	1,845	1,872	8,441	17,072
Exit costs (b)	—	—	—	2,005
Contingent consideration adjustment (c)	—	961	194	616
Sale of business(d)	—	—	—	1,250
Goodwill and intangible asset impairment (e)	31,002	10,251	31,002	10,251
Expense reduction project costs (f)	1,185	—	3,879	—
Adjusted EBITDA	$42,427	$42,637	$160,821	$160,813

(a)
Represents non-cash stock-based compensation expense. For the year ended September 30, 2016, stock-based compensation includes $10.5 million of expense related to certain awards under our former equity compensation plan that vested in connection with our secondary offering and the distribution of our shares held by NMH Investment, LLC in October 2015. The vesting of these awards impacted the allocation of the shares of Civitas that were distributed from NMH Investment, LLC to our private equity sponsor and management and not the number of shares outstanding.

(b)	Represents severance and lease terminations costs associated with our ARY divestitures.

(c)	Represents the fair value adjustment associated with acquisition related contingent consideration liabilities.

(d)	Represents the loss recorded on the sale of our North Carolina ARY business.

(e)	Represents the non-cash goodwill and intangible asset impairment charges related to the ADH reporting unit.

(f)	Represents consulting, severance and other costs incurred in connection with the Company's project to optimize business operations and reduce company-wide expenses.

Reconciliation of Non-GAAP Financial Measures (continued)
($ in thousands)
(unaudited)

Reconciliations of net revenue to net revenue excluding ARY divested operations, for the year ended September 30, 2017 and 2016 are as follows:

	Year Ended September 30,

	2017	2016	$ Change	% Change
Net revenue	$1,474,510	$1,407,587	$66,923	4.8%
Less net revenue from ARY divested operations	18	7,062	(7,044)
Net revenue excluding ARY divested operations	$1,474,492	$1,400,525	$73,967	5.3%

	Year Ended September 30,

	2017	2016	$ Change	% Change
ARY net revenue	$141,742	$147,279	$(5,537)	(3.8)%
Less net revenue from ARY divested operations	18	7,062	(7,044)
ARY net revenue excluding ARY divested operations	$141,724	$140,217	$1,507	1.1%

A reconciliation of reported debt to net debt is as follows:

	As of
	September 30, 2017	September 30, 2016
Reported Debt(1)	$631,465	$637,523
Original issue discount on term loan, net of accumulated amortization	901	1,178
Deferred financing costs, net of accumulated amortization	5,122	5,890
Total debt	$637,488	$644,591
Cash and cash equivalents	7,297	50,683
Restricted cash	50,000	50,000
Net debt	$580,191	$543,908
(1) Reported debt includes obligations under capital leases.

About Civitas

Civitas Solutions, Inc. is the leading national provider of home- and community-based health and human services to must-serve individuals with intellectual, developmental, physical or behavioral disabilities and other special needs. Since our founding in 1980, we have evolved from a single residential program to a diversified national network offering an array of quality services in 36 states.

Contact

Civitas Solutions, Inc.
Dwight Robson, 617-790-4800
Chief Public Strategy and Marketing Officer
dwight.robson@civitas-solutions.com